UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 17, 2009

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-27465 (Commission File Number)	26-1469061 (IRS Employer Identification No.)

1413 South Howard Ave., Suite 220
Tampa, FL 33606
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (813) 387- 3310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Completion of Acquisition of Assets

On June 17, 2009, Innovative Software Technologies, Inc., a Delaware corporation (the “Company”), through its newly formed and wholly owned subsidiary The WEB Channel Network, Inc., a Florida corporation (“Buyer”), purchased substantially all of the assets of The WEB Channel Network, LLC., a Florida limited liability company (“Seller”), and certain other assets of Robert W. Singerman, the manager and sole owner of Seller (“Singerman”), pursuant to an Asset Purchase Agreement of that same date, by and among the Company, Buyer, Seller, and Singerman.  Simultaneously with the purchase of such assets (the “Purchased Assets”), Buyer entered into an Employment Agreement with Singerman to serve as President of Buyer, and Singerman also entered into a Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement with the Company and Buyer.

The Purchased Assets include substantially all of the assets of Seller, including all of its intellectual property (as further specified below) and its signed and pending production agreements, and all of Singerman’s equity positions in several limited liability companies and various web channels.  The intellectual property acquired from Seller includes, without limitation, all such property that Seller has used and intended to use in: (i) the development and application of standard definition video integrated with Internet protocol television and web design; (ii) the encoding process of FLASH video with Internet protocol television; (iii) audio digital recording for Internet protocol radio and television; (iv) a Content Management System for Internet protocol television; acquiring, formatting, programming, encoding, testing and deploying licensed previously produced broadcast video; and (v) PODCASTS with Internet protocol television.  The intellectual property components of the Purchased Assets also include (a) the unencumbered ownership of over 100 strategic web domain names, (b) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all trademarks, service marks, trade dress, logos, trade names, and corporate names, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, and (d) all trade secrets and confidential business information including ideas, research and development, and know-how.

The Company and Buyer paid Seller and Singerman for the Purchased Assets a purchase price consisting of:  (i) an agreement to make cash installment payments to Seller and Singerman jointly of $25,000 within 15 days of the June 17, 2009 sale and $75,000 prior to September 30, 2009; (ii) a promissory note from Buyer to Seller in the amount of $500,000 payable over five years in annual installments of $100,000 in principal plus accrued interest, secured by all of the Purchased Assets pursuant to a Security Agreement; and (iii) stock purchase warrants of the Company for 5,000,000 shares of the Company’s common stock at an exercise price of $0.03 per share.

The Employment Agreement with Singerman cover a period of three years, however each party has a right to terminate that agreement at any time.  The Employment Agreement provides for an annual base salary of $150,000.  In addition, the Employment Agreement provides that Singerman will be granted stock purchase options for 5,000,000 shares of the Company’s common stock, with an exercise price of $0.03 per share, with staggered vesting of the options over a three year period, so long as Singerman remains employed by Buyer.  The Company and Buyer required that Singerman enter into the Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement as a condition to entering into the Employment Agreement.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Audited financial statements of the business acquired are not available at this time.  The Company intends to file applicable audited financial statements by an amendment to this Form 8-K within 71 calendar days of the date of this initial report.

(d) Exhibits.

Exhibit	Description
2.1	Asset Purchase Agreement dated June 17, 2009.
4.1	Promissory Note
4.2	Security Agreement
4.3	Warrant Agreement
10.1	Employment Agreement
10.2	Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovative Software Technologies, Inc.

Date: June 23, 2009	By:	/s/ Robert V. Rudman
Robert V. Rudman
Chief Executive Officer